Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement Amendment No. 6 on Form S-1 of our report dated April 5, 2006, except as to the stock split described in Note 20 which is as of July 21, 2006, relating to the combined financial statements of XL Financial Guaranty Companies, consisting of indirect subsidiaries of XL Capital Ltd, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
July 21, 2006